EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S/A
Public Company - CNPJ/MF nº 07.689.002/0001-89
NIRE 35.300.325.761

NOTICE TO SHAREHOLDERS

Embraer - Empresa Brasileira de Aeronáutica S.A received on April 2, 2008, from Fundação Sistel de Seguridade Social - SISTEL, which owns 3.05% of Embraer’s total capital stock, a proposed slate of alternative members (Group 2) to run for the Conselho Fiscal (Fiscal Council) for the 2008-2009 period, which differs from the original slate of members set forth in resolution 3 (Group 1).

Further information regarding the new slate of members as well as the curriculum vitae of each of the effective members and alternates were filed with the São Paulo Stock Exchange (BOVESPA), Comissão de Valores Mobiliários (CVM), and are also available at Embraer’s headquarters or on the Company’s website www.embraer.com/ri.

For Shareholders with a Proxy Card, and who intend to vote on resolution 3, the Company will consider the votes of those shareholders who have indicated “for” on their Proxy Card to be votes for Group 1, and votes of those shareholders who have indicated “against” on their Proxy Card to be votes for Group 2.

São José dos Campos, April 2, 2008.

/s/ Antonio Luiz Pizarro Manso
Antonio Luiz Pizarro Manso
Executive Vice President Corporate
and CFO